EXHIBIT 99.1

Alta Equipment Group Appoints Craig Brubaker as Chief Operating Officer

LIVONIA, Mich. – April 18, 2022– On April 12, 2022, Alta Equipment Group Inc. (NYSE: ALTG) (“Alta”), a leading provider of premium material handling and construction equipment and related services, announced the appointment of Craig Brubaker as Chief Operating Officer, a new position at the company, effective immediately.

Since 2006, Mr. Brubaker has served as Vice President, Operations at Alta. Craig joined Alta in 1995 after completing his BS in Mechanical Engineering from the University of Toledo. Mr. Brubaker has held several operations positions of increased responsibilities before being promoted to VP of Operations. Previously, Craig held positions as Systems Manager, Rental Manager, General Service Manager and Regional Operations Manager.

As Chief Operating Officer Mr. Brubaker will report to Alta’s Chief Executive Officer, Ryan Greenawalt, and oversee day-to-day operations of both material handling and construction equipment segments.

“We are pleased to announce the appointment of Craig Brubaker as Chief Operating Officer. Craig brings a great track record of success and strong operational experience during his time at Alta,” said Ryan Greenawalt, Chief Executive Officer. “I look forward to the contributions he will continue to make as part of the Alta family.”

“I am excited to step into my new role as COO and look forward to using my experience in leading Alta’s operations over the past 16 years to help build on the company’s future success and continue to drive operational improvements across the organization,” said Mr. Brubaker.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 37 years and has developed a branch network that includes over 60 total locations across Michigan, Illinois, Indiana, Ohio, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, New York, Virginia and Florida. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Bob Jones / Taylor Krafchik

Ellipsis

IR@altg.com

(646) 776-0886

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134